EXHIBIT 5

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital within the past sixty days prior to 2/25/26, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
12/30/2025	Sell	18,932	24.92
1/7/2026	Sell	3,359	25.05
1/12/2026	Sell	9,884	24.60
1/14/2026	Sell	29,465	24.46
1/15/2026	Sell	7,490	24.36
1/20/2026	Sell	1,700	23.81
1/21/2026	Sell	3,100	23.67
1/26/2026	Sell	8,835	23.44
1/27/2026	Sell	5,740	23.51
2/5/2026	Sell	4,566	24.27
2/6/2026	Sell	1,000	24.32
2/20/2026	Sell	7,175	24.43
2/24/2026	Sell	7,267	24.12
2/25/2026	Sell	26,107	24.18